Exhibit 99

Charles A. Knott

August 25, 2011

RE: Board Resignation

Dear Dan:

This letter will serve as confirmation of my resignation from the Board of Directors and the Audit Committee of the Board of Directors of Artisanal Cheese, effective immediately. I am grateful to have had the privilege to serve as a member of the Board, and I have very much enjoyed my Board service. Unfortunately, I have determined that, for a number of reasons, including my professional commitments to Knott Asset Management and my clients at KAM following the acquisition of CAK Capital Management, Inc., by KAM, and my transition to the new organization, that I am unable to continue with my Board service. Nonetheless, I remain a strong supporter of Artisanal and hope I can continue to be a resource to the Board, and I wish the Board and the company every success in the future.

Very truly yours,
/s/ Charles A. Knott
Charles A. Knott